EXHIBIT 99.1
Unrivaled Brands Reports Second Quarter 2023 Preliminary Financial Results

Reports Preliminary Revenue of $8.6 Million and Preliminary Gross Margin of 51%

SANTA ANA, Calif., July 20, 2023 (GLOBE NEWSWIRE) -- Unrivaled Brands, Inc. (OTCQB: UNRV) ("Unrivaled" or the "Company"), a cannabis company with operations throughout California, today reported preliminary financial results for its second quarter 2023 ending June 30, 2023.

Preliminary Second Quarter 2023 Highlights:

•Revenue for the quarter ended June 30, 2023 was $8.6 million as compared to $8.7 million during the prior quarter ended March 31, 2023. Revenue for the quarter ended June 30, 2023 was primarily from our three retail stores and our cultivation facility.
•While revenues for the quarter ended June 30, 2023 remained generally consistent quarter over quarter, gross margin for the quarter ended June 30, 2023 increased to 51% as compared to 48% during the prior quarter ended March 31, 2023.
•During the fiscal second quarter, the Company amended the terms of the settlement with People’s California, LLC to extend the maturity date on certain principal debt payments and to provide the Company with the option to pay 50% of the monthly interest payments in the form of registered shares of common stock.
•As of June 30, 2023, the Company had 145 employees, a reduction from 238 employees a year ago.

Tracy McCourt, Unrivaled’s Chief Revenue Officer said, “According to Headset reporting, the California market's revenue has remained relatively stable in Q2 as compared to Q1. However, we realize that the California market is unfortunately still experiencing a decline from last year’s reported revenues and continues to see drops in total revenue month over month. This is primarily due to price compression in key categories, an increasingly competitive market, and economic headwinds. At Unrivaled, we recognize that these market conditions may persist in the coming months, however, we also know that with challenge comes opportunity, and that through perseverance and keeping a diligent eye on building customer loyalty while remaining hyper focused on managing turn, we will see it through.”

Chris Rivera, Unrivaled’s Interim Chief Financial Officer stated, “I’m very proud of the team I joined and what we have been able to accomplish this quarter despite the downturn the California legal cannabis market is facing. We continued to improve our gross margin with an increase of 3% from the previous quarter. This supports the changes we have implemented throughout the Company including customer-facing programs such as the loyalty program, and internally with changes to management and culture. Additionally, we could not have made such significant progress without the assistance of our vendors and creditors who have partnered with us and had faith in us to weather the storm. Although there are still significant hurdles facing the legal cannabis market, the Company has built a nimble foundation to navigate these uncertain times.”

Significant risk factors previously disclosed in public disclosures remain including ongoing litigation, completing settlement documents related to stayed litigation, substantial debt still outstanding, and unfavorable market and regulatory conditions, any of which have the potential to derail progress.

The preliminary financial results in this press release are estimates. They are unaudited and are subject to change upon completion of the Company’s financial statement closing procedures. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary data. The preliminary financial data has been prepared by, and is the responsibility of, our management. Marcum LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

About Unrivaled Brands

Unrivaled Brands is a company focused on the cannabis sector with operations in California. Unrivaled Brands operates four dispensaries and direct-to-consumer delivery, a cultivation facility, and several leading company-owned brands. Unrivaled Brands is home to Korova, known for its high potency products across multiple product categories.

For more info, please visit: https://unrivaledbrands.com.

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in the Company’s reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

Contact:
Jason Assad
LR Advisors LLC.
jassad@unrivaledbrands.com
678-570-6791

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